Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS THIRD QUARTER 2024 RESULTS

GAAP Net Loss of $10.4 million

Normalized FFO of $0.35 Per Diluted Share

Office Same Store NOI Growth of 6.1% (GAAP)
Positive Office Renewal Spreads of 18.5% (GAAP) and 0.8% (Cash)
Office Occupancy Increased to 94.7%

Positive Retail Renewal Spreads of 13.1% (GAAP) and 7.8% (Cash)
Retail Occupancy Increased to 96.2%

Positive Tradeouts on Multifamily Renewals of 1.8%

Narrowed 2024 Full-Year Normalized FFO Guidance Range of $1.25 to $1.27 Per Diluted Share

VIRGINIA BEACH, VA, November 4, 2024 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2024 and provided an update on current events and earnings guidance.

Third Quarter and Recent Highlights:

•Net loss attributable to common stockholders and OP Unit holders of $10.4 million, or $0.11 per diluted share, compared to net income attributable to common stockholders and OP Unit holders of $5.3 million, or $0.06 per diluted share, for the three months ended September 30, 2023.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $12.7 million, or $0.14 per diluted share, compared to $27.6 million, or $0.31 per diluted share, for the three months ended September 30, 2023. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $31.4 million, or $0.35 per diluted share, compared to $27.7 million, or $0.31 per diluted share, for the three months ended September 30, 2023. See "Non-GAAP Financial Measures."

•Narrowed the Company's previous guidance range for 2024 full-year Normalized FFO of $1.25 to $1.27 per diluted share.

•As of September 30, 2024, weighted average stabilized portfolio occupancy was 95.4%. Retail occupancy was 96.2%, office occupancy was 94.7%, and multifamily occupancy was 95.3%.

•Positive spreads on renewals across all segments:
◦Retail 13.1% (GAAP) and 7.8% (Cash)
◦Office 18.5% (GAAP) and 0.8% (Cash)
◦Multifamily 1.8% (GAAP and Cash)

""This quarter’s results, including our 95.4% stabilized portfolio wide occupancy, underscore our best-in-class portfolio, featuring minimal commercial lease maturities for the next few years, that continues to provide long term value," said Louis Haddad, Chief Executive Officer. "The Company is moving toward a stronger balance sheet, higher emphasis on property NOI and less reliance on fee income over time and I look forward to supporting Shawn and the rest of the management team as Executive Chair.”

•Executed 28 lease renewals and 9 new leases during the third quarter for an aggregate of 273,212 of net rentable square feet.

•Office Same Store Net Operating Income ("NOI") increased 6.1% on a GAAP basis compared to the quarter ended September 30, 2023.

•Third-party construction backlog as of September 30, 2024 was $193.1 million and construction gross profit for the third quarter was $3.4 million.

•During the third quarter of 2024, unrealized losses on non-designated interest rate derivatives that negatively affected FFO were $16.7 million. As of September 30, 2024, the value of the Company’s entire interest rate derivative portfolio, net of unrealized losses, was $11.1 million. These losses are excluded from Normalized FFO.

•In July, realized $25.8 million in cash upon full redemption of the Solis City Park II preferred equity investment.

•Raised $108.7 million of gross proceeds in an underwritten public offering of 10.35 million shares of the Company's common stock at a public offering price of $10.50 per share. Net proceeds, after deducting the underwriting discount and offering expenses, totaled $103.4 million.

Financial Results

Net loss attributable to common stockholders and OP Unit holders for the third quarter decreased to $10.4 million compared to net income attributable to common stockholders and OP Unit holders of $5.3 million for the third quarter of 2023. The period-over-period change was primarily due to a decrease in the fair value of undesignated interest rate swap derivatives as well as higher interest expense, partially offset by an increase in portfolio NOI and general contracting gross profit recognized during the quarter.

FFO attributable to common stockholders and OP Unit holders for the third quarter was $12.7 million compared to $27.6 million for the third quarter of 2023. The period-over-period decrease in FFO was primarily due to a decrease in the fair value of undesignated interest rate swap derivatives, as well as higher interest expense, partially offset by an increase in portfolio NOI, interest income, and general contracting gross profit recognized during the quarter. Normalized FFO attributable to common stockholders and OP Unit holders for the third quarter increased to $31.4 million compared to $27.7 million for the third quarter of 2023. The period-over-period increase in Normalized FFO was due to increases in portfolio NOI, interest income, and general contracting gross profit recognized during the quarter, partially offset by higher interest expense.

Operating Performance

At the end of the third quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 96.2%, 94.7%, and 95.3% occupied, respectively.

Total construction contract backlog was $193.1 million as of September 30, 2024.

Interest income from real estate financing investments was $4.1 million for the three months ended September 30, 2024.

Balance Sheet and Financing Activity

As of September 30, 2024, the Company had $1,330.1 million of total debt outstanding, including $164.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 89% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of September 30, 2024. As of September 30, 2024, the Company’s debt was 89% fixed or economically hedged after considering interest rate swaps.

During the three months ended September 30, 2024, the Company issued 1,886,112 shares of common stock through its at-the-market equity offering program for total gross proceeds of approximately $22.1 million at an average gross price per share of $11.71.

On September 27, 2024, the Company raised $108.7 million of gross proceeds in an underwritten public offering of 10.35 million shares of its common stock at a public offering price of $10.50 per share. Net proceeds, after deducting the underwriting discount and offering expenses, totaled $103.4 million.

Outlook

The Company adjusted its 2024 full-year Normalized FFO guidance range to $1.25 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2024 earnings guidance during tomorrow's webcast and conference call.

Full-year 2024 Guidance [1][2]	Expected Ranges
Portfolio NOI	$171.0	M	$172.2	M
Construction Segment Gross Profit	$12.3	M	$13.5	M
G&A Expenses	($18.7	M)	($18.5	M)
Interest Income	$18.2	M	$18.4	M
Adjusted Interest Expense[3]	($55.6	M)	($54.8	M)
Normalized FFO per diluted share	$1.25		$1.27

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•Southern Post delivery schedule update
•Initial delivery of the T. Rowe Price Global HQ and Allied | Harbor Point in the first quarter of 2025
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 5, 2024 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 800 549 8228 (toll-free dial-in number) or (+1) 646 564 2877 (toll dial-in number). The conference ID is 79550. A replay of the conference call will be available through Wednesday, December 4, 2024 by dialing (+1) 888 660 6264 (toll-free dial-in number) or (+1) 646 517 3975 (toll dial-in number) and providing passcode 79550#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,211,991	$2,093,032
Held for development	10,483	11,978
Construction in progress	33,714	102,277
	2,256,188	2,207,287
Accumulated depreciation	(443,515)	(393,169)
Net real estate investments	1,812,673	1,814,118
Cash and cash equivalents	43,852	27,920
Restricted cash	1,874	2,246
Accounts receivable, net	51,408	45,529
Notes receivable, net	117,797	94,172
Construction receivables, including retentions, net	106,190	126,443
Construction contract costs and estimated earnings in excess of billings	315	104
Equity method investments	155,330	142,031
Operating lease right-of-use assets	22,898	23,085
Finance lease right-of-use assets	89,381	90,565
Acquired lease intangible assets	97,698	109,137
Other assets	61,723	87,548
Total Assets	2,561,139	2,562,898

LIABILITIES AND EQUITY
Indebtedness, net	1,327,971	1,396,965
Accounts payable and accrued liabilities	44,798	31,041
Construction payables, including retentions	115,472	128,290
Billings in excess of construction contract costs and estimated earnings	11,881	21,414
Operating lease liabilities	31,404	31,528
Finance lease liabilities	92,457	91,869
Other liabilities	55,664	56,613
Total Liabilities	1,679,647	1,757,720
Total Equity	881,492	805,178
Total Liabilities and Equity	$2,561,139	$2,562,898

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)
Revenues
Rental revenues	$68,598	$62,913	$193,744	$179,082
General contracting and real estate services revenues	114,353	99,408	358,167	286,220
Interest income	4,701	3,690	13,959	10,823
Total revenues	187,652	166,011	565,870	476,125

Expenses
Rental expenses	16,652	14,756	46,344	41,392
Real estate taxes	6,184	5,867	17,995	16,910
General contracting and real estate services expenses	110,987	96,095	346,385	276,336
Depreciation and amortization	23,289	22,462	64,513	60,808
Amortization of right-of-use assets - finance leases	395	425	1,184	1,049
General and administrative expenses	5,187	4,286	15,564	13,786
Acquisition, development, and other pursuit costs	2	—	5,530	18
Impairment charges	—	5	1,494	107
Total expenses	162,696	143,896	499,009	410,406
Gain on real estate dispositions, net	—	227	—	738
Operating income	24,956	22,342	66,861	66,457
Interest expense	(21,387)	(15,444)	(60,589)	(41,375)
Loss on extinguishment of debt	(113)	—	(113)	—
Change in fair value of derivatives and other	(10,308)	2,466	6,978	5,024
Unrealized credit loss provision	(198)	(694)	(53)	(871)
Other income (expense), net	96	63	254	324
(Loss) income before taxes	(6,954)	8,733	13,338	29,559
Income tax (provision) benefit	(592)	(310)	120	(834)
Net (loss) income	(7,546)	8,423	13,458	28,725
Net loss (income) attributable to noncontrolling interests in investment entities	17	(193)	(34)	(616)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net (loss) income attributable to common stockholders and OP Unitholders	$(10,416)	$5,343	$4,763	$19,448

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(Unaudited)
Net (loss) income attributable to common stockholders and OP Unitholders	$(10,416)	$5,343	$4,763	$19,448
Depreciation and amortization, net (1)	23,070	22,239	63,855	60,139
Gain on operating real estate dispositions, net (2)	—	—	—	—
Impairment of real estate assets	—	—	1,494	—
FFO attributable to common stockholders and OP Unitholders	$12,654	$27,582	$70,112	$79,587
Acquisition, development, and other pursuit costs	2	—	5,530	18
Accelerated amortization of intangible assets and liabilities	(5)	5	(5)	(615)
Loss on extinguishment of debt	113	—	113	—
Unrealized credit loss provision	198	694	53	871
Amortization of right-of-use assets - finance leases	395	425	1,184	1,049
Decrease (increase) in fair value of derivatives not designated as cash flow hedges	16,669	(1,484)	12,109	(1,974)
Amortization of interest rate derivatives on designated cash flow hedges	73	513	454	3,598
Severance related costs	1,339	—	1,506	—
Normalized FFO available to common stockholders and OP Unitholders	$31,438	$27,735	$91,056	$82,534
Net (loss) income attributable to common stockholders and OP Unitholders per diluted share and unit	$(0.1)	$0.06	$0.05	$0.22
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.14	$0.31	$0.79	$0.90
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.35	$0.31	$1.02	$0.93
Weighted average common shares and units - diluted	90,598	89,589	89,293	88,908
________________________________________

(1) The adjustment for depreciation and amortization for the three and nine months ended September 30, 2024 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2023 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners.

(2) The adjustment for gain on operating real estate dispositions for each of the three and nine months ended September 30, 2023 excludes $0.2 million for the gain on the disposition of a non-operating parcel adjacent to Brooks Crossing Retail. The adjustment for gain on operating real estate dispositions for the nine months ended September 30, 2023 also excludes $0.5 million for the gain on the disposition of a non-operating parcel at Market at Mill Creek.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET (LOSS) INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Retail Same Store (1)
Same Store NOI, Cash Basis	$17,960	$18,771	$49,002	$49,272
GAAP Adjustments (2)	1,128	1,305	2,750	3,408
Same Store NOI	19,088	20,076	51,752	52,680
Non-Same Store NOI (3)	(497)	(185)	5,144	3,133
Segment NOI	18,591	19,891	56,896	55,813

Office Same Store (4)
Same Store NOI, Cash Basis	12,744	12,805	35,294	34,253
GAAP Adjustments (2)	2,296	1,364	4,322	3,279
Same Store NOI	15,040	14,169	39,616	37,532
Non-Same Store NOI (3)	4,077	(319)	7,820	1,871
Segment NOI	19,117	13,850	47,436	39,403

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,213	8,540	22,954	23,226
GAAP Adjustments (2)	209	202	625	605
Same Store NOI	8,422	8,742	23,579	23,831
Non-Same Store NOI (3)	(368)	(193)	1,494	1,733
Segment NOI	8,054	8,549	25,073	25,564

Total Property NOI	45,762	42,290	129,405	120,780

General contracting & real estate services gross profit	3,366	3,313	11,782	9,884
Real estate financing gross profit	2,348	2,768	7,215	7,623
Interest income (6)	629	194	1,921	566
Depreciation and amortization	(23,289)	(22,462)	(64,513)	(60,808)
Amortization of right-of-use assets - finance leases	(395)	(425)	(1,184)	(1,049)
General and administrative expenses	(5,187)	(4,286)	(15,564)	(13,786)
Acquisition, development, and other pursuit costs	(2)	—	(5,530)	(18)
Impairment charges	—	(5)	(1,494)	(107)
Gain on real estate dispositions, net	—	227	—	738
Interest expense (7)	(19,663)	(14,716)	(55,766)	(38,741)
Loss on extinguishment of debt	(113)	—	(113)	—
Change in fair value of derivatives and other	(10,308)	2,466	6,978	5,024
Unrealized credit loss provision	(198)	(694)	(53)	(871)
Other income (expense), net	96	63	254	324
Income tax (provision) benefit	(592)	(310)	120	(834)
Net (loss) income	(7,546)	8,423	13,458	28,725

Net loss (income) attributable to noncontrolling interests in investment entities	17	(193)	(34)	(616)
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net (loss) income attributable to AHH and OP unitholders	$(10,416)	$5,343	$4,763	$19,448
________________________________________

(1) Retail same-store portfolio for the three and nine months ended September 30, 2024 and 2023 excludes Southern Post Retail and Columbus Village II due to redevelopment. Retail same-store portfolio for the nine months ended September 30, 2024 and 2023 also excludes Chronicle Mill Retail and The Interlock Retail.

(2) GAAP Adjustments include adjustments for the net effects of straight-line rental revenues, the amortization of lease incentives and above/below market rents, the net effects of straight-line rental expenses, and ground rent expenses for finance leases.

(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three and nine months ended September 30, 2024 and 2023 excludes Southern Post Office. Office same-store portfolio for the nine months ended September 30, 2024 and 2023 also excludes Chronicle Mill Office and The Interlock Office.

(5) Multifamily same-store portfolio for the three and nine months ended September 30, 2024 and 2023 excludes Chandler Residences. Multifamily same-store portfolio for the nine months ended September 30, 2024 and 2023 also excludes Chronicle Mill Apartments.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Vice President of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248